EXHIBIT 23(B)

                          INDEPENDENT AUDITOR'S CONSENT

Board of Directors
Stewardship Financial Corporation:

     We consent to incorporation by reference in the registration statement on Form S-8 of Stewardship Financial Corporation of our report dated February 12, 1997, relating to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-KSB of Stewardship Financial Corporation.



                                                        KPMG PEAT MARWICK LLP

Short Hills, New Jersey
July 14, 1997


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